Exhibit 99.1
Keysight Technologies Names Mark Templeton to Board of Directors
SANTA ROSA, Calif., Nov. 25, 2015 - Keysight Technologies, Inc. (NYSE: KEYS) today announced the appointment of Mark Templeton to its board of directors, effective Dec. 1.

Templeton served from June 2001 until his recent retirement in October 2015 as the president and CEO of Citrix Systems, Inc., a leading global provider of virtualization, mobility management, networking and software solutions. Prior to assuming those positions, he served in various executive posts at Citrix.

“We are delighted to welcome Mark Templeton to Keysight’s board of directors,” said Paul Clark, Keysight’s chairman. “At Citrix, Mark led its multi-year evolution to the multinational software company that it is today. His extensive software and industry experience will prove invaluable to us as Keysight continues its transformation from a hardware-centric products company to a to a software-centric solutions company.”

“I am pleased to join Keysight’s board and I look forward being a part of a team that has accomplished so much in the past year,” said Templeton. “With its singular focus on providing complete, industry-leading solutions to its customers, Keysight is on the right track with its strategic goals moving forward.”

Templeton received his bachelor’s degree in product design from North Carolina State University and an MBA from the Darden School of Business at the University of Virginia. He currently serves on the board of directors of Equifax, a leading provider of financial, consumer and commercial data and analytical solutions.

About Keysight Technologies

Keysight Technologies (NYSE:KEYS) is a global electronic measurement technology and market leader helping to transform its customers’ measurement experience through innovations in wireless, modular, and software solutions. Keysight’s electronic measurement instruments, systems, software and services are used in the design, development, manufacture, installation, deployment and operation of electronic equipment. The business had revenues of $2.9 billion in fiscal year 2015. Information about Keysight is available at www.keysight.com.

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Additional information about Keysight Technologies is available in the newsroom at www.keysight.com/go/news.

EDITORIAL CONTACT:
Amy Flores
+1 408 236 1594
amy_flores@keysight.com

INVESTOR CONTACT:
Jason Kary
+1 707 577 6916
jason.kary@keysight.com